Exhibit 99.1

News Release

Contact: Bruce Russell

Russell Communications Group
(310) 559-4955 x101
brucerussell@ruscom.com

Cyanotech Reports Fourth Quarter and Fiscal 2006 Financial Results

— Fiscal year sales down 3%, fourth quarter sales up 27% —

Webcast is scheduled for 5:30 pm EDT on May 24, 2006

KAILUA KONA, Hawaii (May 24, 2006) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, today announced financial results for the fourth quarter and fiscal year 2006, ended March 31, 2006.

Fourth Quarter of Fiscal 2006

Sales for the fourth quarter of fiscal 2006 were $3,252,000, up 27% from sales of $2,560,000 for the fourth quarter of fiscal 2005. Gross profit for the fourth quarter was $1,072,000, with gross profit margin of 33%, compared to a gross profit of $714,000 and gross profit margin of 28% reported for the same quarter of the prior year. Net income for the fourth quarter was $194,000, or $0.01 per diluted share, compared to a net loss of $74,000, or ($0.00) per diluted share for the fourth quarter of fiscal 2005.

Cash and cash equivalents and short-term investments were $2,535,000 as of March 31, 2006 compared to the March 31, 2005 balance of $3,005,000. Working capital was $5,525,000 at March 31, 2006 compared to $5,102,000 at March 31, 2005.

“Higher revenue for the fourth quarter reflected increased order levels for spirulina products and, to a lesser extent, for NatuRose and BioAstin,” said Gerald R. Cysewski, Ph.D., Cyanotech’s Chairman, President and CEO. “Sales of Cyanotech’s combined product lines increased compared to the fourth quarter of fiscal 2005.

“As we noted last quarter, Cyanotech holds a leading share of the high-quality segment of the spirulina market, but purchasing patterns among our customers are variable. Fourth-quarter spirulina sales indicate strength in this core market.

“BioAstin sales continued to expand in the fourth quarter of fiscal 2006 with a reduction of orders from one large customer more than offset by sales to new customers, as a result of our marketing program in this area.

 “NatuRose sales for the fourth quarter of fiscal 2006 to aquaculture markets in Japan were lower than the comparable period in fiscal 2005 as Sea Bream sales remained reduced and growers used less natural astaxanthin in their feed. We now feel that this condition is likely to persist. Overall NatuRose sales were slightly higher compared to the fourth quarter of fiscal 2005 due to initial ordering by customers in other markets. We are seeking to expand NatuRose sales to additional markets, such as salmon feed producers whose customers seek an ‘all-natural’ designation for their products.

 “Sales of finished consumer products increased in the fourth quarter based on new international customers and increased sales in Hawaii.”

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com

Fiscal Year 2006

For fiscal 2006, Cyanotech reported sales of $11,131,000, compared to sales of $11,445,000 for the prior fiscal year. Gross profit for fiscal 2006 was $3,299,000 with gross profit margin of 30%, compared to gross profit of $3,818,000 and gross profit margin of 33% for the prior fiscal year. Decreased gross profit for fiscal 2006 is attributable to increased natural astaxanthin and other per-unit production costs due to reduced production volumes reflecting customer demand. This condition will persist until order levels and production increase on a sustained basis. Additionally, Cyanotech has experienced higher costs for all aspects of operations, including imported materials and ingredients, due to higher energy costs, reflecting the Company’s position as an island producer importing from and exporting to worldwide markets and over 40 countries. The Company reported a net loss of $268,000, or ($0.01) per diluted share for fiscal 2006 compared to net income of $486,000, or $0.02 per diluted share reported for the prior fiscal year.

News Events in the Fourth Quarter

During the fourth quarter, Cyanotech participated in the Natural Products Expo West trade show in Anaheim, California where Dr. Cysewski conducted a standing-room-only seminar on “BioAstin® Natural Astaxanthin, Nature’s Anti-Inflammatory™.”  The presentation may be viewed on the Company’s website at www.cyanotech.com

Cyanotech also reported the results of two clinical studies of BioAstin during the quarter.

One study evaluated the effects of BioAstin in humans for alleviating pain associated with Tennis Elbow (Tendonitis or lateral humeral epicondylitis). The double-blind study by an independent research group found that subjects who took BioAstin for 56 days showed a significant increase of 93% in grip strength measurements (GSM) without pain. This correlation of improved GSM without pain and use of BioAstin suggests that daily use may help alleviate pain associated with Tennis Elbow, and increase related mobility.

A preliminary study measured the effects of BioAstin in humans in reducing systemic inflammation as measured by levels of
C-Reactive Protein (CRP) in blood serum. The double-blind study by an independent research group found that subjects who took BioAstin for 56 days showed an average decrease in their measured CRP levels of over 20%. Subjects who took Placebo showed no such decrease. This finding was based on a small sample size and should be replicated in a larger study before firm conclusions can be reached. The finding of such a substantial average reduction in CRP after a regimen of BioAstin is a promising result that deserves further attention.

C-Reactive Protein (CRP) is one of the acute phase proteins that increase during systemic inflammation. Testing CRP levels in the blood may be a new way to assess cardiovascular disease risk, according to the American Heart Association (www.americanheart.org).

Previous studies have provided data suggesting that daily use of BioAstin can help alleviate pain associated with joint damage, specifically in carpal tunnel syndrome, rheumatoid arthritis and joint soreness after strenuous exercise.

More information on the studies may be viewed at www.cyanotech.com

Sales and Marketing

Cyanotech initiated a broad-based public relations campaign during the fourth quarter for BioAstin, the company’s leading product for human nutrition and health. The program targets consumer media to promote growing consumer awareness of BioAstin and induce consumers to purchase the product from Cyanotech’s customers, which include Vitamin Shoppe, Now Foods, Health Plus, Twin Laboratories, Jarrow Formulas, Pure Encapsulations, HVL/Douglass Labs, Derma E and Garden of Life, among others.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits. NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000 certification. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

Cyanotech Corporation will hold a conference call on Wednesday, May 24, 2006 at 5:30 p.m. Eastern Time to be broadcast live over the Internet. It can be accessed by linking through the Investor Broadcast Network’s VCall website at www.vcall.com or through Cyanotech’s website, http://www.cyanotech.com. To access the simultaneous webcast, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call and will be archived for a period of one calendar year.

— Financial Tables to Follow—

CONSOLIDATED BALANCE SHEETS

March 31, 2006 and 2005

(Unaudited)

(in thousands, except share data)	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$1,835	$2,005
Short-term investments	700	1,000
Accounts receivable, net of allowance for doubtful accounts of $25 in 2006 and $46 in 2005	2,209	2,069
Refundable income taxes	16	97
Inventories	1,935	1,565
Prepaid expenses and other current assets	99	85
Total current assets	6,794	6,821

Equipment and leasehold improvements, net	10,164	11,174
Other assets	515	547
Total assets	$17,473	$18,542

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$364	$355
Accounts payable	485	977
Accrued expenses	420	387
Total current liabilities	1,269	1,719

Long-term debt, excluding current maturities	1,387	1,743
Total liabilities	2,656	3,462

Stockholders’ equity:
Common stock of $.005 par value, authorized 30,000,000 shares; issued and outstanding 20,928,265 shares for 2006 and 20,896,265 shares for 2005	105	104
Additional paid-in capital	27,330	27,298
Accumulated other comprehensive income (loss) - foreign currency translation adjustments	(1)	27
Accumulated deficit	(12,617)	(12,349)
Total stockholders’ equity	14,817	15,080
Total liabilities and stockholders’ equity	$17,473	$18,542

CYANOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005

NET SALES	$3,252	$2,560	11,131	$11,445
COST OF PRODUCT SALES	2,180	1,846	7,832	7,627
Gross profit	1,072	714	3,299	3,818

OPERATING EXPENSES:
Research and development	48	92	192	257
Sales and marketing	343	310	1,331	1,202
General and administrative	462	402	1,883	1,797
Total operating expenses	853	804	3,406	3,256

Income (loss) from operations	219	(90)	(107)	562

OTHER INCOME (EXPENSE):
Interest income	10	6	46	31
Interest expense	(44)	(41)	(180)	(163)
Other income (expense), net	0	(11)	(10)	15

Total other expense, net	(34)	(46)	(144)	(117)

Income (loss) before income taxes	185	(136)	(251)	445

INCOME TAX EXPENSE (BENEFIT)	(9)	(62)	17	(41)

NET INCOME (LOSS)	$194	$(74)	$(268)	$486

NET INCOME (LOSS) PER SHARE
Basic	$0.01	$(0.00)	$(0.01)	$0.02
Diluted	$0.01	$(0.00)	$(0.01)	$0.02

SHARES USED IN CALCULATION OF NET INCOME (LOSS) PER SHARE:
Basic	20,919	20,877	20,904	20,784
Diluted	20,955	20,877	20,904	20,979

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$194	$(74)	$(268)	$486
Other comprehensive loss	(11)	(13)	(28)	(3)
	$183	$(87)	$(296)	$483